Exhibit 99.1

FOR IMMEDIATE RELEASE

VioQuest Pharmaceuticals Enters into Definitive Agreement to Acquire Greenwich Therapeutics and its Anti-Cancer Compounds

Monmouth Junction, NJ July 8, 2005 - VioQuest Pharmaceuticals, Inc. (VQPH), a biopharmaceutical company focused on acquiring, developing and commercializing novel compounds with broad therapeutic applications, entered into a definitive merger agreement to acquire Greenwich Therapeutics, which owns exclusive license rights to two anti-cancer agents - sodium stibogluconate (SSG) and triciribine (TCN-P).

Daniel Greenleaf, VioQuest’s President and CEO, stated, “This acquisition firmly establishes VioQuest’s commitment to the development of compounds for the treatment of cancer, immunological and viral diseases where the current course of action falls short of medical needs. We believe that both SSG and TCN-P are attractive compounds for development, given the evidence of their clinical and pre-clinical efficacy.  We further believe that both SSG and TCN-P provide for a targeted approach in potentially treating specific tumors in the areas of ovarian, breast, pancreatic, melanoma, myeloma, and renal cancers.   We are also very pleased to be working with two renowned cancer research centers, The Cleveland Clinic Taussig Cancer Center in Ohio and The Moffitt Cancer Center in Florida. We believe their advocacy and commitment will enhance our process in developing and potentially bringing these two exciting compounds to market.”

Dr. Ernest Borden, Director of the Center of Cancer Drug Discovery and Development at the Cleveland Clinic Taussig Cancer Center located in Cleveland, Ohio said, “The Taussig Cancer Center is committed to advancing the development of cancer treatments. SSG has demonstrated promising therapeutic efficacy in several pre-clinical studies and Phase I/II clinical trials are in progress. Working with VioQuest provides an excellent opportunity to further the development of SSG and enhances the possibilities of bringing it to market in a timely manner.”

“TCN-P, a tricyclic nucleoside, has been shown to significantly inhibit tumor growth associated with Akt overexpression and / or hyperactiviation, which often occurs in breast and ovarian cancer,” according to Dr. Said Sebti, the Drug Discovery Program Leader and Associate Director at The Moffitt Cancer Center and Research Institute in Tampa, Florida. “Consequently, TCN-P is a very attractive anti-cancer agent that fits the new medical paradigm of providing customized therapies to address a patient’s unique profile. With the assistance of VioQuest, we will be able to move this attractive therapeutic agent into Phase I/II to clinical trials and bring it closer to commercialization.”

Pursuant to the terms of the merger agreement, the stockholders of Greenwich Therapeutics will receive approximately 47% of VioQuest Pharmaceutical’s outstanding common stock on a fully diluted, post-merger basis. One-half of the shares will be placed in escrow and will be released incrementally upon the achievement of certain clinical milestones relating to Phase I/ II clinical studies for each compound. Completion of the merger is subject to various conditions, including the reincorporation of VioQuest under Delaware law, which must be approved by VioQuest’s shareholders, and the approval of the merger by Greenwich’s stockholders. The parties anticipate completing the merger in the third quarter.

About VioQuest Pharmaceuticals, Inc.
VioQuest Pharmaceutical’s strategy is to acquire, develop and commercialize late pre-clinical and early clinical stage therapies for oncological, viral and autoimmune diseases.  Through its subsidiary Chiral Quest, Inc., VioQuest is also a pioneer in asymmetric chemocatalysis chirality offering unique manufacturing process development and synthesis products and services based upon its proprietary technology.   VioQuest provides its chiral products and services in all stages of product life cycles to well-known pharmaceutical and fine chemical companies worldwide. For more information, visit www.vioquestpharm.com.

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest’s actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of VioQuest’s research programs and compounds will be successfully commercialized. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products may not develop as expected; and that development of these products may not proceed as planned. Additional risks are described in VioQuest’s Annual Report on Form 10-KSB for the year ended December 31, 2004. VioQuest assumes no obligation and does not intend to update these forward-looking statements.

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VioQuest Pharmaceuticals, Inc.:	The Investor Relations Group:
Daniel Greenleaf	Investor Contact:
Chief Executive Officer	Christie Mazurek/Ross D’Eredita
Brian Lenz	Media Contact:
Chief Financial Officer	Stephanie Schroeder/Janet Vasquez
732-274-0399	212-825-3210